EXHIBIT 10(j)

WM. WRIGLEY JR. COMPANY
EXECUTIVE INCENTIVE COMPENSATION DEFERRAL PROGRAM

Incorporated into the Wm. Wrigley Jr. Company
1997 Management Incentive Plan, as amended March 9, 2004

     1. Purpose

     The purpose of this Wm. Wrigley Jr. Company Executive Incentive Compensation Deferral Program (the “Program”) is to provide eligible executives of Wm. Wrigley Jr. Company (the “Company”), or any corporation or other form of business association of which 50% or more of the shares or other ownership interests are owned or controlled by the Company, with the opportunity of deferring all or any portion of their award under the Company’s Executive Incentive Compensation Program (the “Incentive Program”).

     2. Eligibility

     Each executive of the Company who is eligible to receive an award under the Incentive Program shall be eligible to defer all or any portion of the award under the Deferral Program.

     3. Participation and Deferral Election

     (a) Participation. Prior to the beginning of each plan year for purposes of the Incentive Program (each, an “Incentive Program Year”), commencing with the Incentive Program Year beginning as of January 1, 1994 (the “1994 Incentive Program Year”), each eligible executive may elect to participate in the Deferral Program by directing that any portion of the executive’s award under the Incentive Program earned during such Incentive Program Year, up to one hundred percent (100%) of such award, be credited to a deferred compensation account.

     (b) Deferral Elections; Deferral Options. Each eligible executive may elect to participate in the Deferral Program in accordance with procedures prescribed by the Company (the “Deferral Election”), specifying the portion, if any, of the award to be deferred. The deferred award shall be credited among the deferral options described below, as specified by the executive on the Deferral Election, which in each case shall be expressed as a whole percentage of the amount deferred pursuant to Section 3(a) above. The deferral options described in clauses (i) and (ii) below together are hereinafter referred to as the “Investment Options.” The deferral options are as follows:

(i)	with respect to all participants: as share units (a unit equivalent to a share of the Common Stock of the Company (the “Common Stock”));

(ii)	with respect to all participants: as credits (“Investment Fund Credits”) equivalent to amounts invested in any of the investment funds offered, from time to time, to employees participating in the Wrigley Savings Plan, or in any other or additional fund or funds as the Compensation

Committee shall determine (each an “Investment Fund,” and together the “Investment Funds”);

(iii)	with respect to all participants for deferral elections made prior to January 1, 1994: as variable money credits (Credits in units of a dollar or a fraction thereof); provided, however, that notwithstanding any other provision in the Deferral Program to the contrary, no election made on or after January 1, 1994, may specify that any portion of any deferred award be credited as variable money credits and effective as soon as practicable following January 1, 1995 (the “Transfer Date”) all amounts credited as variable money credits were transferred to such Investment Fund as the Compensation Committee designated, and were redesignated as Investment Fund Credits; and

(iv)	solely with respect to executives who are employed in the United States by the Company or by any of its affiliates, unless and until otherwise determined by the Compensation Committee for deferral elections made prior to December 20, 1991: as fixed money credits (credits in units of a dollar or a fraction thereof); provided, however, notwithstanding any other provision in the Deferral Program to the contrary, no election made on or after December 20, 1991, may specify that any portion of any deferred award be credited as fixed money credits.

Notwithstanding the foregoing, the Compensation Committee may, from time to time, discontinue any of the Investment Funds described in clause (ii) above. In such event, the executive shall elect in accordance with procedures prescribed by the Company to transfer the amounts deferred in the discontinued Investment Fund to such other Investment Options as the Compensation Committee shall make available at such time. In the event that the executive fails to timely elect a new Investment Option, such amounts shall be transferred to an Investment Option that the Compensation Committee deems appropriate.

     (c) Deferral Transfers. The executive, and with respect to an executive who has terminated employment with the Company, the former executive, may elect to transfer amounts deferred as fixed money credits, share units or Investment Fund Credits into share units or Investment Fund Credits, including transferring Investment Fund Credits from one Investment Fund to a different Investment Fund; provided, however, that if the executive is a person subject to Section 16(b) (“Section 16(b)”) of the Securities Exchange Act of 1934, as amended, then the Compensation Committee, in its discretion, may require that such election be made at such time and in such manner as complies with the applicable provisions of Rule l6b-3 (“Rule l6b-3”) promulgated under Section 16(b), or any successor thereto, as in effect from time to time; and provided, further, that in no event may any such election become effective sooner than thirty (30) days following the effective date of any prior transfer election. A transfer election pursuant to this Section 3(c)) shall be made in accordance with procedures prescribed by the Company.

     (d) Prescribed Minimum Deferrals. Notwithstanding any other provision of the Deferral Program to the contrary, the Compensation Committee may, from time to time, in its discretion, prescribe minimum deferral dollar amounts for purposes of Section 3(b) hereof.

     4. Deferred Compensation Accounts

     (a) Accounts. There shall be established for each executive an account to be designated as a deferred compensation account. As soon as administratively practicable after the granting of an award under the Incentive Program, the deferred compensation account of such executive shall be credited with an amount equal to the portion of the award that the executive shall have elected to defer. Notwithstanding the foregoing, any amounts credited as fixed money credits shall be deemed to have been so credited as of the first day of the year following the Incentive Program Year with respect to which such amounts are credited. Effective as of the 1995 Incentive Program Year (or to the extent of the amounts deferred pursuant to the “1994 Special Deferral Elections,” effective as of April 1, 1994), the amounts deferred under the Deferral Program shall be credited as share units and Investment Fund Credits. Amounts previously deferred have also been credited (i) as variable money credits, which were subsequently transferred and are currently credited as Investment Fund Credits, (ii) as fixed money credits and (iii) as share units.

     Amounts deferred under the Deferral Program shall be credited pursuant to the terms specified by the executive in the Deferral Election. The number of any share units credited to an executive’s account shall be determined on the basis of the price of the Common Stock on the New York Stock Exchange during such period immediately preceding and/or immediately following the date or dates the share units are to be credited, as the Compensation Committee shall determine.

     (b) Dividends on Share Units. As soon as administratively practicable following the payment date for dividends on the Common Stock with respect to which share units are standing to the credit of an executive, the deferred compensation account of such executive shall be credited with dividend equivalents equal to the sum of all cash dividends that such executive would have received on such date, had the executive been the owner of a number of shares of the Common Stock equal to the number of share units in the executive’s deferred compensation account on the record date for such dividend. The amount so credited shall be converted into additional share units with the number of share units being determined on the basis of the price of the Common Stock on the New York Stock Exchange during such period immediately preceding and/or immediately following the date or dates as of which dividends are to be credited, as the Compensation Committee shall determine.

     (c) Fixed Money Credits. As of the end of each Incentive Program Year during which fixed money credits are standing to the credit of an executive, the deferred compensation account of such executive shall be credited with interest equivalents at a rate (the “Applicable Rate”) established by the Compensation Committee with respect to each Incentive Program Year and communicated by the Compensation Committee to each eligible executive prior to the time elections with respect to such Incentive Program Year are required to be made pursuant to Section 3(a) above, compounded annually. Such credits shall be converted into additional fixed money credits.

     (d) Investment Fund Credits. During such period as Investment Fund Plan Credits are standing to the credit of an executive, the amount of such executive’s deferred compensation account deferred with respect to each Investment Fund, shall be credited with interest and earnings (including gains and losses) equivalent to the amount that would have accrued during such period had the amount so credited been actually invested in such Investment Fund.

     5. Distribution in Respect of Deferred Compensation Accounts

     (a) Deferral Elections made prior to January 1. 1994: Prior to January 1, 1994, each executive then participating in the Deferral Program elected, in his or her Deferral Election, a form of payment each time such executive elected to participate in the Deferral Program.

     If, with respect to amounts deferred pursuant to such Deferral Elections, distribution of an executive’s deferred compensation account commenced prior to January 1, 1997, then the distribution forms described in this Section 5(a) and so elected by such executive shall remain in effect with respect to such deferred amounts. In such event, share units shall be distributed in the manner described in clause (i) or (ii) below, variable money credits and Investment Fund Credits that were characterized as variable money credits prior to the Transfer Date (which, for purposes of this Section 5(a), shall also be referred to as variable money credits) shall be distributed in the manner described in clause (i), (ii) or (iii) below, and fixed money credits shall be distributed in any of the forms set forth in (iv), (v) or (vi) below:

(i)	With respect to share units and variable money credits: annual installments payable as soon as administratively practicable after January 1st of each year for a period of five or ten years beginning with the January 1st coincident with or next following (x) the termination of the executive’s service with the Company and all affiliates or (y) the earlier of the date the executive attains age sixty-five (65) (or any later age specified by the executive in such election) or the termination of the executive’s service with the Company and all affiliates. The number of share units and the amount of variable money credits in respect of which payment is to be made on each payment date shall be determined by multiplying the number of all share units and all variable money credits credited to the executive on such date by a fraction, the numerator of which shall be one and the denominator of which shall be the number of installments remaining to be paid to the executive (or in case of the death of the executive, to the executive’s Beneficiary, as defined in Section 6 hereof), immediately prior to such January 1st.

(ii)	With respect to share units and variable money credits: a lump-sum payment as soon as administratively practicable after (A) the January 1st coincident with or next following (x) the termination of the executive’s service with the Company and all affiliates or (y) the earlier of the date the executive attains age sixty-five (65) (or any later age specified by the executive in such election) or the termination of the executive’s service with the Company and all affiliates or (B) the January 1st of the fifth or tenth year after the date described in clause (A).

(iii)	With respect to variable money credits: a lump-sum payment as soon as administratively practicable following the January 1st of the fifth, tenth, fifteenth or twentieth year following the Incentive Program Year for which the applicable award was granted, but no later than the tenth anniversary of the executive’s termination of service with the Company and all affiliates.

(iv)	With respect to fixed money credits: fifteen (15) equal annual installments commencing in the year following the earlier to occur of the year in which the executive retires from service with the Company and all affiliates or attains age sixty-five (65); provided, however, that if the executive will have attained at least age fifty-five (55) on the date as of which the deferred amounts will be credited as fixed money credits, such executive may elect instead to receive ten equal annual installments commencing in the year following the year in which the executive attains age seventy (70). Each installment shall be paid as soon as administratively practicable following the January 1st of the year in which such payment is scheduled to be paid. The number of fixed money credits in respect of which payment is to be made on each payment date shall be an amount such that, after giving effect to the total number of distributions to be made and the continued crediting of interest equivalents (pursuant to Section 4(d) above) at the Applicable Rate on the unpaid balance, there will be no fixed money credits credited to the executive upon payment of the final installment.

(v)	With respect to fixed money credits: A lump-sum payment as soon as administratively practicable following the January 1st of the year designated by the executive for payment; provided, however, that such designated year may not be later than the year following the earlier of the year in which the executive retires from service with the Company and all affiliates or attains age sixty-five (65).

(vi)	With respect to fixed money credits: Notwithstanding the provisions of clause (iv) and (v) above to the contrary, in the event that when the executive terminates service with the Company and all affiliates, the executive is not eligible for, or has not elected to commence receipt of, immediate benefits under the Wrigley Retirement Plan, the Compensation Committee shall distribute in one lump-sum the entire value of the executive’s deferred compensation account credited as fixed money credits. Such lump-sum shall be paid as soon as administratively practicable after the January 1st coincident with or next following the termination of the executive’s service with the Company and all affiliates.

     (b) Deferral Elections made after January 1,1994

(i)	Effective with respect to amounts deferred pursuant to Deferral Elections made after January 1, 1994, the executive, prior to January 1, 1995, has previously executed and filed a distribution election (the “1995 Election)” pursuant to this Section 5(b) that controls the distribution of (A) all amounts deferred pursuant to Deferral Elections made after January 1, 1994, and (B) effective January 1, 1997, all amounts deferred pursuant to Deferral Elections made prior to January 1, 1994, in each case, unless a subsequent valid Deferral Election is filed pursuant to clause (ii) below; provided, however, that, the 1995 Election shall not be effective with respect to an executive’s prior election regarding the timing and distribution of fixed money credits unless the executive elects to change such prior election.

(ii)	Distributions under this Section 5(b) shall begin as soon as administratively practicable following the January 1st specified in the executive’s Deferral Election, but may not begin earlier than as soon as administratively practicable after the January 1st coincident with or next following the termination of the executive’s employment with the Company; provided, however, that in no event may distribution commence later than as soon as administratively practicable after the January 1st coincident with or next following the date the executive attains age seventy (70). Such payment shall be made, pursuant to the executive’s election in the Deferral Election, (x) in the form of a lump sum payment, (y) in substantially equal annual installments over a period not to exceed the number of whole years between the executive’s termination of employment and the executive’s attainment of age 80, or (z) in any combination of (x) and (y) above. An executive may change his or her prior distribution election at any time, and from time to time; provided, however, that any such distribution election shall not become effective until the first anniversary of the date such distribution election is made; and provided, further, that no distribution election with respect to the distribution of amounts attributable to any deferral will be effective if the executive is, or is scheduled to be, receiving distributions with respect to such deferral within one year following the date such subsequent distribution election is made. In the event an election does not become effective, the prior valid election of such executive shall govern the form and timing of distribution.

(iii)	Notwithstanding the foregoing, in the event that, with respect to any deferred amount, (A) an executive fails to timely elect the form and/or timing of payment, (B) no valid election is filed with the Company, or (c)) the executive has not filed a 1995 Election or any Deferral Election subsequent thereto, such deferred amount shall be paid in ten equal annual installments commencing as soon as administratively practicable after the January 1st coincident with or next following the earlier to occur of the executive’s termination of employment with the Company and the Executive’s attainment of age seventy (70).

     (c) Financial Hardship. If the executive so requests and if the executive provides satisfactory evidence of financial hardship, the Compensation Committee may, in its sole and absolute discretion, permit a distribution of all or a portion of the executive’s deferred compensation account prior to the date on which payments would have commenced under Section 5(a) hereof.

     (d) Change in Control. Notwithstanding any other provision of this Section 5 to the contrary, in the event of a Change in Control (as defined in Section 11.2 of the 1997 Management Incentive Plan), the Compensation Committee may, in its discretion, accelerate, in whole or in part, the time or times for payment of any or all amounts credited to an executive’s deferred compensation account. Upon such an acceleration, the executive will receive, with respect to any share units then credited to the executive’s account, an amount equal to the number of such units multiplied by a price per share equal to the greater of: (1) the average of the daily closing prices of the Common Stock as reported for the calendar month next preceding such acceleration date on the Composite Transactions Tape for securities listed on the New York Stock Exchange; or (2) the highest outstanding tender offer price, if any, excepting any tender offer price by the Company.

     (e) Form and Amount of Payment. Subject to the provisions of Section 6 hereof, the amount paid to the executive, or in case of death, to the executive’s Beneficiary, as of any payment date shall be equal to:

(i)	with respect to fixed money credits: the dollar amount, in cash, of all fixed money credits in respect of which payment is to be made;

(ii)	with respect to share units: shares of the Common Stock, equal to the number of all share units in respect of which payment is to be made on such payment date or, in the sole discretion of the Compensation Committee, a cash payment in lieu of shares of the Common Stock. The value of each share of the Common Stock for this purpose shall be the price of the Common Stock on the New York Stock Exchange during such period immediately preceding the date or dates of distribution, as the Compensation Committee shall determine; and

(iii)	with respect to Investment Fund Credits: the value of the Investment Fund Credits in cash.

     (f) As and when payment is made pursuant to this Section 5, there shall be charged to and deducted from the deferred compensation account of the executive a corresponding number of share units, fixed money credits and Investment Fund Credits.

     6. Certain Provisions Relating to Participation

     Following the death of an executive, distributions shall be made, or shall continue to be made, as elected by the executive, to the Beneficiary designated in writing at any time or from time to time by the executive with the approval of the Company or, failing such a designation, to the spouse, children (per stirpes), parents or estate (in that order) of the executive (all such entities being herein included within the term “Beneficiary”). Such distribution shall be made in the form and at such time as was applicable to the executive; provided, however, that the executive’s Beneficiary may elect to receive the balance of the executive’s deferred compensation account, other than that portion of the executive’s deferred compensation account credited as fixed money credits, in the form of an immediate lump-sum distribution. Notwithstanding the foregoing, in the event the executive dies prior to the distribution of any portion of the executive’s deferred compensation account credited as fixed money credits, the executive’s Beneficiary shall receive, in a lump sum, the amounts credited as fixed money credits increased to reflect interest equivalents at the Applicable Rate, compounded annually for a guaranteed period from the date of the executive’s death until the earlier to occur of: (1) the tenth anniversary of the first date as of which amounts were credited to the executive’s deferred compensation account as fixed money credits, or (2) the date on which the executive elected to commence distribution. For purposes of clause (2) of the preceding sentence, an election to commence distribution upon the executive’s retirement shall be deemed to be an election to commence distribution when the executive attains age sixty-five (65), or if the executive, at death, is sixty-five (65) or older, then one year following such death. Payment shall commence as soon as administratively practicable following the January 1st following the date of the executive’s death. If the executive dies after payment has commenced, the remainder of the executive’s deferred compensation account credited as fixed money credits shall continue to be paid to the executive’s Beneficiary at the times and in the form of distribution elected by the executive.

     7. Forfeiture

     Notwithstanding any other provision of the Deferral Program to the contrary, in the event that an executive is discharged for reasons of, or voluntarily terminates after an incident of, proven dishonesty, gross misconduct, fraud, embezzlement, theft, perpetration of a crime, or any similar conduct or act, or in the event that any such conduct or act is discovered following the executive’s termination of service with the Company, the entire balance of the executive’s deferred compensation account may, at the discretion of the Compensation Committee, be forfeited.

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